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                                                                    EXHIBIT 11.1



EXHIBIT 11.1 Statement re computation of per share earnings

Earnings per share - basic, are based upon the Company's weighted average number of common shares outstanding. The 3,824,511 contingent shares which were placed in escrow at the time of the merger and retired, were excluded from the computation.
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                                                              2002                2001                2000
                                                              ----                ----                ----
                                                                 (In thousands - except per share data)
Net Income                                                   $2,370              $1,295              $1,041
                                                             ======              ======              ======
Weighted average shares outstanding - basic                  10,049              10,956              11,346
Shares issuable upon exercise of dilutive options               209                 191                 100
Less: shares assumed repurchased                                (69)                (56)                 (1)
                                                               ----                ----                 ---
Weighted average shares outstanding - diluted                10,189              11,091              11,445
                                                             ======              ======              ======
Earnings per share - basic                                    $0.24               $0.12               $0.09
Earnings per share - diluted                                  $0.23               $0.12               $0.09
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